MGP INGREDIENTS APPOINTS TWO NEW DIRECTORS

ATCHISON, Kan., April 16, 2025- MGP Ingredients, Inc. (Nasdaq: MGPI), a leading provider of branded and distilled spirits and food ingredient solutions, is pleased to announce the election of Gerardo “Gerry” Lopez and Martin Roper to its Board of Directors, bringing extensive industry and operational expertise to further strengthen its Board.

Concurrent with these appointments, Preet Michelson has resigned as a member of the Board. Following these changes, the Board will return to nine directors, eight of whom are independent directors.

Donn Lux, Chairman of the Board, said, “We are pleased to welcome Gerry and Martin as independent directors to our Board of Directors. They bring proven leadership, relevant industry knowledge, and an established track record of driving strategic and operational excellence to our Board and the company. We look forward to gaining their insights to help guide the company into its next phase of growth and are confident their unique skills and perspectives will help the company execute its strategic priorities and deliver strong shareholder returns."

He added, “The Board thanks Ms. Michelson for her service and contributions to the company and wishes her well for her future endeavors.”

Gerry Lopez was previously the President and Chief Executive Officer of AMC Entertainment Holdings, Inc. and its subsidiary, AMC Entertainment, Inc. Prior to that he was EVP at Starbucks Coffee Company and President of its Global Consumer Products, Seattle’s Best Coffee, and Foodservice divisions. He also served as Executive-in-Residence and Operating Partner at Softbank Investment Advisers, Inc. Mr. Lopez serves on the Board of Directors of CBRE Group, Inc., Newell Brands Inc., and Realty Income Corporation and previously served on several Boards, including Brinker International, Inc., Extended Stay America, Inc., AMC Entertainment Holdings, Inc., and TXU, Inc.

Martin Roper is Chief Executive Officer and member of the Board of Vita Coco Company. He also serves on the Board of Fintech, a leading solutions provider for beverage alcohol retailers and distributors. He previously served as Chief Executive Officer of The Boston Beer Company and served on its Board of Directors as well as on the Board of LL Flooring Holdings, Inc. and Bio-Nutritional Research Group, Inc.

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About MGP
MGP Ingredients, Inc. (Nasdaq: MGPI) has been formulating excellence since 1941 by bringing product ideas to life across the alcoholic beverage and specialty ingredient industries through three segments: Branded Spirits, Distilling Solutions, and Ingredient Solutions. MGP is one of the leading spirits distillers with an award-winning portfolio of premium brands including Penelope, Rebel, Remus, and Yellowstone bourbons and El Mayor tequila, under the Luxco umbrella. With distilleries in Indiana and Kentucky, a tequila distillery joint venture in Arandas, Mexico, and bottling operations in Missouri, Ohio, and Northern Ireland, the company creates distilled spirits for customers including many world-renowned spirits brands. In addition, the company’s high-quality specialty fiber, protein, and starch ingredients provide functional, nutritional, and sensory solutions for a wide range of food products. To learn more, please visit MGPIngredients.com.

For More Information

Investors:
Amit Sharma
amit.sharma@mgpingredients.com

Media:
Patrick Barry
patrick@byrnepr.net
314-540-3865